Table of Contents
Exhibit 107
Calculation of Filing Fee Tables
424(b)(3)
(Form Type)
CARLYLE SECURED LENDING, INC.
……………………………………………………..
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities
The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offering.

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid (1)	Equity	Common Stock , par value $0.01 per share	457(o) and 457(r) (2)			$150,000,000	0.00015310	$22,965	N/A	N/A	N/A	N/A
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A	N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A	N/A
Total Offering Amounts						$150,000,000		$22,965
Total Fees Previously Paid
Total Fee Offsets
Net Fee Due								$22,965

(1)	The prospectus supplement to which this exhibit is attached is a final prospectus for the related offering.
(2)
This registration fee table shall be deemed to update the “Calculation of Registration Fee” in the Company’s Registration Statement on Form
N-2ASR
(File
No. 333-278993)
in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended.